Exhibit 99.1

Resource America Announces Closing of CVC-Credit Partners Transaction

PHILADELPHIA, PA, April 17, 2012 - Resource America, Inc. (NASDAQ: REXI) (“Resource America” or the "Company") announced today that it has closed the previously announced transaction with CVC Capital Partners SICAV-FIS, S.A. (“CVC”) that has created CVC Credit Partners, L.P. (“CCP”).  In connection with the transaction, the Company received $25.0 million in cash before transaction costs and a 33% interest in CCP and its general partner.  Resource America is also retaining certain incentive management fees that may be collected beginning in 2013, which the Company currently believes could be worth in excess of $20 million, relating to portfolios previously managed by the Company that will now be managed by CCP.  The Company expects to utilize previously recognized losses to reduce or eliminate the payment of any taxes in connection with the transaction.  After transaction expenses, the Company expects to record a gain of approximately $53 million.

CCP will be a global credit management business with over $7.5 billion in assets under management and offices in both the United States and Europe.  It includes Apidos Capital Management, LLC (“Apidos”), which the Company sold to CVC, and which CVC then contributed to CCP, and CVC Cordatus Group Limited (“CVC Cordatus”), CVC’s credit management subsidiary, which CVC also contributed to CCP. CCP will seek to raise additional capital to grow and expand its business.  The Company and CVC will jointly manage the strategy and operations of CCP.  The current employees of Apidos and CVC Cordatus will join CCP as part of the combination of the existing US and European platforms.  Jonathan Cohen, President and CEO of the Company, will be Chairman of CCP and Marc Boughton, Managing Partner, CVC Cordatus, will be its CEO.  Gretchen Bergstresser, currently Apidos’s Senior Portfolio Manager, and Jonathan Bowers, currently CVC Cordatus’ Senior Portfolio Manager, will be Senior Portfolio Managers, and Christopher Allen, currently Senior Managing Director of Apidos, will be CCP’s Chief Operating Officer.

Jonathan Cohen, President and CEO of the Company, said, “We are very excited to have closed this transaction and to launch CVC Credit Partners. The combination will enable us to prosper and we are excited about CCP’s prospects.  We think the opportunity is large.   CVC is an excellent partner with which to pursue growth in this area.  Our ability to generate a very meaningful after tax cash amount from the sale of Apidos while having a substantial stake in CCP and retaining the incentive fees is very positive for Resource America and its shareholders. We will be exploring ways of using this capital to enhance shareholder value.”

Resource America, Inc. is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the real estate, commercial finance and financial fund management sectors.  For more information please visit our website at www.resourceamerica.com or contact pkamdar@resourceamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although Resource America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include failure to obtain regulatory and other approvals required to consummate the formation of CCP, financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Resource America, Inc. undertakes no obligation to update or revise any forward looking statement to reflect new or changing information or events, except as may be required by applicable law.

Resource America, Inc.
pkamdar@resourceamerica.com
http://www.resourceamerica.com